UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

Starwood Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34436	27-0247747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant's telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The description of the First Amendment to Loan Agreement (as defined below) set forth under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation.

On August 1, 2018, Starwood Property Trust, Inc., a Maryland corporation (the “Company”), together with Starwood Property Mortgage Sub-10, L.L.C. and Starwood Property Mortgage Sub-10-A, L.L.C., as borrowers (collectively, the “Borrowers”), and certain other subsidiaries of the Company (the “Subsidiary Guarantors”), as guarantors, entered into an amendment (the “First Amendment to Loan Agreement”) with the lenders party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (the “Agent”), which amended that certain Third Amended and Restated Credit Agreement dated as of February 28, 2018 (the “Existing Loan Agreement” and, as amended by the First Amendment to Loan Agreement, the “Loan Agreement”), among the Borrowers, the Company and the Subsidiary Guarantors, the Lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger, and the Agent.

Pursuant to the First Amendment to Loan Agreement, the Borrowers, among other things, increased the commitments of the Lenders under the Existing Loan Agreement from $300,000,000 to $650,000,000 for the period commencing August 1, 2018 until September 28, 2018. The Loan Agreement provides for a senior secured revolving credit facility (the “Facility”) available to the Borrowers for a three year term, which may be extended at the option of the Borrowers for an additional year and, thereafter, if agreed by the Lenders, a second additional year, in each case, subject to limited conditions precedent. If agreed by the Lenders, apart from the temporary increase in commitments contemplated by the First Amendment to Loan Agreement, the Loan Agreement contemplates the provision of increases in commitments up to $650,000,000 in the aggregate. Interest on the loans outstanding under the Facility accrues at a per annum rate equal to LIBOR plus 2.25% and is generally payable quarterly. The Borrowers are also required to pay a per annum unused fee of 0.25% of the actual daily unused portion of the Facility on a quarterly basis. Availability under the Facility is determined by reference to the value of the Facility Assets (as defined below) owned by the parties to the Loan Agreement. The proceeds of the Facility are available to finance, and the Facility is secured by, certain eligible loan assets and eligible real property assets (the “Facility Assets”) owned by the Borrowers and certain Subsidiary Guarantors. The Facility is also secured by the equity interests of the Borrowers and each Subsidiary Guarantor that owns Facility Assets and is guaranteed by the Company and the Subsidiary Guarantors.

The Loan Agreement requires that Borrowers and the Subsidiary Guarantors comply with various affirmative and negative covenants that are customary for loans of this type, including limitations on indebtedness, asset sales, investments, affiliate transactions and line of business, maintain a specified ratio of cash flows from the Facility Assets to debt service on the Facility and requires that all cash flows from the Facility Assets be applied to pay debt service, fees and amounts outstanding under the Loan Agreement prior to distribution to the Borrowers.  The Loan Agreement also requires that the Company and subsidiaries of the Company (other than the Borrowers and Subsidiary Guarantors) comply with various affirmative and negative covenants, with significant exceptions, and requires that the Company maintain minimum liquidity, tangible net worth and a fixed charge coverage ratio and a maximum leverage ratio, in each case, consistent with other existing indebtedness incurred or guaranteed by the Company. The Loan Agreement includes customary events of default, the occurrence of which would allow the Lenders to accelerate payment of all amounts outstanding thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2018	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel